Exhibit (k)(1)
FORM OF TRANSFER AGENT SERVICING AGREEMENT
THIS AGREEMENT is made and entered into as of this ___ day of ___________, 2017, by and between USQ CORE REAL ESTATE FUND, a Delaware statutory trust (the "Fund"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Fund will be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end non-diversified management investment company that will operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act, and shares of the Fund will be registered under the Securities Act of 1933, as amended (the "1933 Act" and together with the 1940 Act, the "Acts"); and
WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and
WHEREAS, the Fund desires to retain USBFS to provide transfer and dividend disbursing agent services.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.	Appointment of USBFS as Transfer Agent

The Fund hereby appoints USBFS as transfer agent of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.
2.	Services and Duties of USBFS
USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:
A.
Receive and process all orders for the purchase, exchange, transfer and/or repurchase of shares in accordance with applicable rules under the 1940 Act and other applicable regulations, and as specified in the Funds' prospectus (the "Prospectus").

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder's or the Fund's custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian.

D.	Pay proceeds upon receipt from the Fund's custodian, where relevant, in accordance with the instructions of shareholders participating in a repurchase offer.

E.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.
Prepare and transmit payments for, or apply reinvestment of, dividends and distributions declared by the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund's agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans).

H.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., automatic investment, dividend reinvestment).
I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Prepare shareholder name and address lists.

M.	Mail shareholder reports, Prospectuses and notices of repurchase offers pursuant to Rule 23c-3 under the 1940 Act to current shareholders.

N.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions and repurchases for all shareholders.

O.
Provide shareholder account information upon shareholders or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, repurchases and other confirmable transactions as agreed upon with the Fund.

P.	Deduct and remit to the Fund any applicable redemption fee from repurchases pursuant to the Fund's Prospectus.

Q.
Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

R.	Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder within required time periods established by applicable regulation.

S.
Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit A hereto.

T.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.
U.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.
V.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated by the U.S. Securities and Exchange Commission ("SEC") thereunder, provided the same shall not be deemed to change USBFS' standard of care as set forth herein.

W.
In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the "Rule"), USBFS will provide the Fund's Chief Compliance Officer with reasonable access to USBFS' Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

3.	Additional Services to be Provided by USBFS
A.
If the Fund so elects by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Vision Electronic Statement Service, Chat and INFORMATM  (Exhibit C)

MARS SystemTM    (Exhibit D)

Mutual Fund Profile II (If elected by the Fund, a separate Agreement will need to be signed by the parties and the Investment Advisor of the Fund.)

The Fund hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C and D are selected by the Fund, such services shall also be subject to the terms and conditions of this Agreement.  To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C and D, the exhibits shall control.  The provisions of Exhibits C and D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 14 hereof.

B.
USBFS shall allow the Fund access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange ("MFx"), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time.  USBFS shall enable the Fund to access MFx services by supplying the Fund with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Fund only as necessary to access MFx services pursuant to this Agreement.  The Fund shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx.  The Fund hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions.  USBFS shall notify the Fund of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Fund hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Fund acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx.  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx.  However, USBFS will assist the Fund in verifying the accuracy of any of the information made available to the Fund through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Fund shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing
The Fund hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Fund as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto.  If a shareholder remains lost and the shareholder's account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder's representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder's assets escheat to the applicable state.  The Fund hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Fund hereby acknowledges that vendor may receive up to 35% of the lost shareholder's assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Fund acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer's identity (collectively, the "Procedures").  Further, the Fund and USBFS have each determined that the Procedures, as part of the Fund's overall anti-money laundering program and red flag identity theft prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.
Based on this determination, the Fund hereby instructs and directs USBFS to implement the Procedures on the Fund's behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's anti-money laundering and identity theft responsibilities.
USBFS agrees to provide to the Fund:
(a)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Fund or any shareholder of the Fund;

(b)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Fund agrees not to communicate this information to the customer;

(c)
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring or the red flag identity theft prevention program on behalf of the Fund;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and
(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Fund.
The Fund hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS' implementation of the Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect USBFS' implementation of the Procedures on behalf of the Fund.

6.	Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred and documented by USBFS in performing its duties hereunder.  The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith.  The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of assets and property of the Fund.
7.	Representations and Warranties
A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)
A registration statement under the 1940 Act and the 1933 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5)
All records of the Fund (including, without limitation, all shareholder and account records) provided to USBFS by the Fund or by a prior transfer agent of the Fund are accurate and complete and USBFS is entitled to rely on all such records in the form provided.

B.	USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.
8.	Standard of Care; Indemnification; Limitation of Liability
A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except any losses arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund (the "Board of Trustees"), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement.  USBFS shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term "USBFS" shall include USBFS's directors, officers and employees. USBFS shall endeavor to provide the Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBFS seeks indemnity from the Fund.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term "Fund" shall include the Fund's trustees, officers and employees.
Neither party to this Agreement shall be liable to the other party for: (i) any consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure beyond its control of transportation or supply.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.
Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.
B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.
9.	Data Necessary to Perform Services
The Fund or its agent shall furnish to USBFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBFS shall promptly inform the Fund of such request if permitted by applicable law, or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.
Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm Leach Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.  In addition, USBFS shall implement and  maintain an effective information security program reasonably designed to protect information relating to shareholders (such information, "Personal Information"), which program of the Fund shall include sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any shareholder (the "Information

Security Program").  The Information Security Program shall comply with reasonable information security practices within the transfer agency industry.  Upon written request from the Fund, USBFS shall provide a written description of its Information Security Program to the Fund.
USBFS shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to (in each case, whether actual or alleged) any Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a "Security Breach").  USBFS shall promptly investigate and remedy, and bear the reasonable cost  associated with notification of any affected party, including printing, mailing, service center response and one (1) year of credit monitoring per affected individual, if necessary, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach or for failure to prevent such Security Breach.     In addition to, and without limiting the foregoing, USBFS shall promptly cooperate with the Fund or any of its affiliates' regulators at USBFS' expense (only if USBFS is determined to be responsible for its Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.
11.	Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.
12.	Compliance with Laws
The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS's services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustees' oversight responsibility with respect thereto.
13.	Duties in the Event of Termination
In the event that, in connection with the termination of this Agreement, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense (which shall include only reasonable and documented miscellaneous costs) of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any reasonable and documented miscellaneous  expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Fund.
All reasonable fees associated with the transfer of all relevant books, records, correspondence and other data (including all fees associated with transferring the data to a form that may differ from the form in which USBFS has maintained the data) established or maintained by USBFS under this Agreement, and all reasonable fees associated with record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor to any of USBFS's duties or responsibilities hereunder (together the "Conversion Fees") shall be paid by the Trust, provided, however, that if USBFS terminates this Agreement prior to the expiration of the initial term or other than in connection with a material breach of this Agreement by the Trust, or in connection with USBFS ceasing to provide transfer agency services substantially similar to those provided in this Agreement, USBFS shall pay the Conversion Fees.

14.	Term of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party specifying in reasonable detail the nature of such breach. In addition, the Fund may, at any time, immediately terminate this Agreement in the event of: (i) the liquidation or dissolution of the Fund, or (ii) the appointment of conservator or receiver for USBFS or its affiliates by regulatory authorities or upon the happening of any like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Trustees.
15. Early Termination
In the absence of: (i) any material breach of this Agreement, (ii) the liquidation or dissolution of the Fund, or (iii) the appointment of a conservator or receiver for USBFS or its affiliates by regulatory authorities or upon the happening of any like event at the direction of an appropriate regulatory agency or court of competent jurisdiction, should the Fund elect to terminate this Agreement prior to the end of the three (3) year term, the Fund agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.	all reasonable fees associated with converting services to successor service provider;

c.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d.	all reasonable and documented miscellaneous costs associated with a. through c. above.

16. Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund's Board of Trustees.
17. Governing Law
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder. Courts within the state of Delaware will have exclusive jurisdiction over all disputes between the parties arising out of or relating to this Agreement.  The parties hereby consent to and agree to submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
18. No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
19. Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20. Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
21. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:
Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President
Phone:
Fax:

and

USQ Core Real Estate Fund
235 Whitehorse Lane, Suite 200
Kennett Square, PA 19348
Attn: Keith Downing
Phone:
Fax:

22. Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
23. Insurance
USBFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, USBFS shall provide evidence that coverage is in place. USBFS shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. USBFS shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund promptly should the total outstanding claims made by USBFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.
24. Entire Agreement
This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.
25. Trust Limitations

This Agreement is executed by the Fund and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Fund individually but are binding only on the Fund and the assets and property of the Fund.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

USQ Core Real Estate Fund		U.S. BANCORP FUND SERVICES, LLC

By:		By:
Name:	S. Timothy Grugeon	Name:
Title:	Trustee, President and Chief Executive Officer	Title:	Senior Vice President